Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Third Quarter 2013 Earnings

Closes the Sale of Post Renaissance®

Investor/Analyst Conference Call Scheduled for Tuesday, October 29 at 10:00 a.m. ET

ATLANTA, Monday, October 28, 2013 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $18.1 million, or $0.33 per diluted share, for the third quarter of 2013, compared to $21.3 million, or $0.39 per diluted share, for the third quarter of 2012.

Net income available to common shareholders for the nine months ended September 30, 2013, was $64.0 million, or $1.17 per diluted share, compared to net income of $62.3 million, or $1.15 per diluted share, for the nine months ended September 30, 2012.

The Company’s net income available to common shareholders for the nine months ended September 30, 2012 included a gain of $6.1 million, or $0.11 per diluted share, on the sale of an asset.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the third quarter of 2013 was $39.9 million, or $0.73 per diluted share, compared to $41.6 million, or $0.76 per diluted share, for the third quarter of 2012. Core FFO for the third quarter of 2013 (excluding FFO from condominium activities) was $34.6 million, or $0.63 per diluted share, compared to $31.4 million, or $0.57 per diluted share, for the third quarter of 2012.

FFO for the nine months ended September 30, 2013 was $128.3 million, or $2.34 per diluted share, compared to $115.5 million, or $2.13 per diluted share, for the nine months ended September 30, 2012. Core FFO for the nine months ended September 30, 2013 (excluding FFO from condominium activities) was $100.8 million, or $1.84 per diluted share, compared to $89.8 million, or $1.66 per diluted share, for the nine months ended September 30, 2012.

Said Dave Stockert, Post’s CEO, “In the third quarter, and through the first nine months of this year, we’ve been able to grow core funds from operations by at least 10 percent. This quarter, we also realized excellent pricing on the sale of one of our oldest apartment communities – evidence of the consistent high quality and desirability of Post’s apartment assets. We used a portion of our available cash balances to repurchase common stock at prices that we believe represent a discount to the underlying net value of our real estate assets.”

Same Store Community Data

Average economic occupancy at the Company’s 50 same store communities, containing 17,999 apartment units, was 96.3% and 96.6% for the third quarter of 2013 and 2012, respectively.

Total revenues for the same store communities increased 3.2% and total operating expenses increased 3.7% during the third quarter of 2013, compared to the third quarter of 2012, resulting in a 2.8% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 3.4% during the third quarter of 2013, compared to the third quarter of 2012.

On a sequential basis, total revenues for the same store communities increased 1.9% and total operating expenses increased 4.3%, producing a 0.4% increase in same store NOI for the third quarter of 2013, compared to the second quarter of 2013. On a sequential basis, the average monthly rental rate per unit increased 1.0%. For the third quarter of 2013, average economic occupancy at the same store communities was 96.3%, compared to 95.5% for the second quarter of 2013.

For the nine months ended September 30, 2013, average economic occupancy at the Company’s same store communities was 95.7%, compared to 96.2% for the nine months ended September 30, 2012.

Total revenues for the same store communities increased 4.1% and total operating expenses increased 4.0% during the first nine months of 2013, compared to the first nine months of 2012, resulting in a 4.1% increase in same store NOI. The average monthly rental rate per unit increased 4.4% for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Disposition Activity

The Company announced today that it has closed the sale of its Post Renaissance® apartment community, located in Atlanta, Georgia, for a gross sale price of $47.5 million. The community was constructed in phases in 1992 and 1994, and contains 342 units, with an average unit size of approximately 914 square feet. The cap rate on the sale price was approximately 5.4 percent, calculated based on the trailing 12-months net operating income, as adjusted for a three percent management fee and $300 per unit capital reserve. The Company expects to record a gain on the sale in the fourth quarter of approximately $28 million. The Company completed a reverse like-kind exchange for tax purposes.

Investment Activity

Promotion of New Chief Investment Officer

The Company recently promoted David Ward to EVP and Chief Investment Officer. Mr. Ward, 54, has been with Post for nine years. Prior to joining Post, he was Divisional President and Managing Partner for JPI Partners, Inc. Mr. Ward has developed more than 30 apartment communities in eleven different markets. In connection with Mr. Ward’s promotion, the Company restructured its Investment Group and recorded severance charges of approximately $1.0 million.

Development Activity

In the aggregate, the Company has 1,620 units in five apartment communities, and approximately 25,464 square feet of retail space, under development or in lease-up with a total estimated cost of $263.2 million. The Company currently expects to use available cash, borrowings under its unsecured bank credit facilities, or other indebtedness and, from time to time, its at-the-market common equity sales program to fund future estimated construction expenditures.

During the third quarter of 2013, the Company’s second phase of its Post Carlyle Square™ community achieved stabilized residential occupancy. The Company is currently leasing the third phase of its Post Lake™ at Baldwin Park apartment community in Orlando, Florida and its Post Parkside™ at Wade apartment community in Raleigh, North Carolina. As of October 25, 2013, Post Lake® at Baldwin Park – Phase III and Post Parkside™ at Wade were 45.6% and 41.6% leased, respectively.

Financing Activity

Leverage, Line and Term Loan Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 36.8% at September 30, 2013.

As of October 25, 2013, the Company had cash and cash equivalents of $90.6 million, including the net proceeds from the sale of Post Renaissance® discussed above. Additionally, the Company had no outstanding borrowings, and letters of credit totaling $0.6 million under its combined $330 million unsecured lines of credit. The Company has no principal debt maturities in either the remainder of 2013 or 2014.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

Share Repurchase Activity

During the third quarter, the Company repurchased approximately 443,000 shares of its common stock, in open market transactions, at an average price per share of approximately $45.25. These repurchases, totaling approximately $20.1 million, were funded using available cash balances.

At-the-Market Common Equity Activity

The Company has available an at-the-market (“ATM”) common equity program that provides for the sale of up to 4 million shares of common stock. As of September 30, 2013 and through October 25, 2013, no shares have been issued under that program. The Company expects to use its ATM program, from time to time, as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its future investment activities. Sales under this program are dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, the Company’s liquidity position and the potential use of proceeds.

Condominium Activity

During the third quarter of 2013, the Company closed 12 condominium units at its Atlanta Condominium Project for aggregate gross revenue of $12.6 million. As of October 25, 2013, the Company had one remaining unit to sell at its Atlanta Condominium Project.

The Company recognized net gains in FFO of $5.3 million, or $0.10 per diluted share, from condominium sales activities during the third quarter of 2013, compared to $10.3 million, or $0.19 per diluted share, during the third quarter of 2012.

2013 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that FFO per diluted share for the full year 2013 will be in the range set forth below. The tables below reflect anticipated net gains from condominium sales (for purposes of this discussion, “Condo FFO”) and FFO before Condo FFO (for purposes of this discussion, “Core FFO”).

	Current Outlook	Previously Issued Outlook
Core FFO	$2.46 - $2.49	$2.47 - $2.55
Condo FFO	$0.50 - $0.50	$0.46 - $0.48
FFO	$2.96 - $2.99	$2.93 - $3.03

Same Store Assumptions	Current Outlook	Previously Issued Outlook
Revenue	3.80% - 4.00%	4.25% - 4.75%
Operating expenses	4.40% - 4.70%	4.25% - 4.75%
Net operating income (NOI)	3.30% - 3.70%	4.00% - 5.00%

The Company anticipates that net income available to common shareholders will be in the range of $1.90 to $1.96 per diluted share for the full year 2013. The differences between net income available to common shareholders and FFO per diluted share are depreciation on real estate assets, which is anticipated to be $1.55 to $1.57 per diluted share, and a gain on the sale of an asset, which is anticipated to be $0.51 to $0.52 per diluted share, for the full year 2013.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are listed below and on page 20 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations - The Company also uses AFFO as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures - The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity, and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Property Operating Statistics - The Company uses average economic occupancy, gross turnover, net turnover and percentage increases in rent for new and renewed leases as statistical measures of property operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross turnover is defined as the percentage of leases expiring during the period that are not renewed by the existing residents. Net turnover is defined as gross turnover decreased by the percentage of expiring leases where the residents transfer to a new apartment unit in the same community or in another Post® community. The percentage increases in rent for new and renewed leases are calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, October 29, at 10:00 a.m. ET. The telephone numbers are 888-576-4398 for US and Canada callers and 719-457-2648 for international callers. The access code is 7860832. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com. Click Investors in the top menu, then select either Investor’s Overview or Events Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, October 29, and will be available until Monday, November 4, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 7860832. A replay of the call also will be archived on Post’s website under Investors/Audio Archive.

About Post

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 22,516 apartment units in 60 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,620 apartment units in five communities currently under development or in lease-up.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding apartment market conditions, expectations regarding use of proceeds from unsecured bank credit facilities, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, revenue, operating expenses, net operating income, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding the for-sale condominium business, expectations regarding apartment community sales, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2012 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales and warranty and related obligations; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the Company’s ability to compete for limited investment opportunities; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; and any breach of the Company’s privacy or information security systems. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
OPERATING DATA
Total revenues	$93,394	$85,216	$269,032	$245,410
Net income available to common shareholders	$18,051	$21,285	$64,037	$62,320
Funds from operations available to common shareholders and unitholders (Table 1)	$39,858	$41,644	$128,301	$115,521
Weighted average shares outstanding - diluted	54,539	54,392	54,611	54,001
Weighted average shares and units outstanding - diluted	54,682	54,536	54,754	54,149
PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.33	$0.39	$1.17	$1.15
Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.73	$0.76	$2.34	$2.13
Dividends declared	$0.33	$0.25	$0.91	$0.72

1)

Funds from operations available to common shareholders and unitholders per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 168 and 277 for the three months and 187 and 340 for the nine months ended September 30, 2013 and 2012, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 122 and 129 for the three months and 120 and 126 for the nine months ended September 30, 2013 and 2012, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income available to common shareholders	$18,051	$21,285	$64,037	$62,320
Noncontrolling interests - Operating Partnership	48	60	167	175
Depreciation on consolidated real estate assets, net	21,468	20,012	63,226	58,171
Depreciation on real estate assets held in
unconsolidated entities	291	287	871	910
Gains on sales of depreciable real estate assets - unconsolidated entities	-	-	-	(6,055)

Funds from operations available to common shareholders and unitholders	$39,858	$41,644	$128,301	$115,521

Funds from operations available to common shareholders and unitholders - core operations	$34,565	$31,383	$100,833	$89,826
Funds from operations available to common shareholders and unitholders - condominiums	5,293	10,261	27,468	25,695

Funds from operations available to common shareholders and unitholders	$39,858	$41,644	$128,301	$115,521

Funds from operations - per share and unit - diluted (1)	$0.73	$0.76	$2.34	$2.13

Funds from operations per share and unit - core operations	$0.63	$0.57	$1.84	$1.66

Weighted average shares and units outstanding - diluted (1)	54,804	54,665	54,874	54,275

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 168 and 277 for the three months and 187 and 340 for the nine months ended September 30, 2013 and 2012, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 122 and 129 for the three months and 120 and 126 for the nine months ended September 30, 2013 and 2012, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Nine months ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2013	2012	2013	2013	2012
Total same store NOI	$48,374	$47,049	$48,166	$143,847	$138,183
Property NOI from other operating segments	4,529	1,102	2,712	8,794	807

Consolidated property NOI	52,903	48,151	50,878	152,641	138,990

Add (subtract):
Interest income	8	20	23	67	359
Other revenues	225	209	229	668	637
Depreciation	(21,580)	(20,136)	(21,170)	(63,694)	(58,572)
Interest expense	(11,186)	(11,718)	(11,042)	(33,280)	(34,273)
Amortization of deferred financing costs	(646)	(667)	(645)	(1,915)	(2,026)
General and administrative	(4,079)	(3,763)	(4,170)	(12,494)	(11,931)
Investment and development	(367)	(203)	(592)	(1,448)	(1,005)
Other investment costs	(418)	(547)	(516)	(1,239)	(1,159)
Severance, impairment and other	(1,981)	-	-	(1,981)	-
Gains on condominium sales activities, net	5,293	10,261	13,981	27,468	25,695
Equity in income of unconsolidated real estate entities, net	656	475	477	1,611	7,416
Other income (expense), net	(196)	(137)	(282)	(644)	444
Net loss on extinguishment of indebtedness	-	-	-	-	(301)

Income (loss) from continuing operations	18,632	21,945	27,171	65,760	64,274
Income from discontinued operations	421	377	443	1,297	1,083

Net income	$19,053	$22,322	$27,614	$67,057	$65,357

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q3 ‘13 vs. Q3 ‘12 % Change	Q3 ‘13 vs. Q2 ‘13 % Change	Q3 ‘13 % Same Store NOI
	September 30,	September 30,	June 30,
	2013	2012	2013
Rental and other revenues
Atlanta	$20,765	$19,825	$20,201	4.7%	2.8%
Dallas	17,867	17,362	17,370	2.9%	2.9%
Houston	3,720	3,446	3,600	8.0%	3.3%
Austin	3,008	2,845	2,944	5.7%	2.2%
Washington, D.C.	13,226	13,283	13,199	(0.4)%	0.2%
New York	3,743	3,709	3,721	0.9%	0.6%
Tampa	9,207	8,851	9,119	4.0%	1.0%
Orlando	2,804	2,777	2,795	1.0%	0.3%
Charlotte	5,204	5,013	5,096	3.8%	2.1%

Total rental and other revenues	79,544	77,111	78,045	3.2%	1.9%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,328	8,084	8,233	3.0%	1.2%
Dallas	7,674	7,561	7,390	1.5%	3.8%
Houston	1,487	1,407	1,446	5.7%	2.8%
Austin	1,344	1,249	1,200	7.6%	12.0%
Washington, D.C.	4,478	4,157	4,186	7.7%	7.0%
New York	1,867	1,612	1,559	15.8%	19.8%
Tampa	3,404	3,275	3,314	3.9%	2.7%
Orlando	937	1,042	920	(10.1)%	1.8%
Charlotte	1,651	1,675	1,631	(1.4)%	1.2%

Total	31,170	30,062	29,879	3.7%	4.3%

Net operating income
Atlanta	12,437	11,741	11,968	5.9%	3.9%	25.7%
Dallas	10,193	9,801	9,980	4.0%	2.1%	21.1%
Houston	2,233	2,039	2,154	9.5%	3.7%	4.6%
Austin	1,664	1,596	1,744	4.3%	(4.6)%	3.4%
Washington, D.C.	8,748	9,126	9,013	(4.1)%	(2.9)%	18.1%
New York	1,876	2,097	2,162	(10.5)%	(13.2)%	3.9%
Tampa	5,803	5,576	5,805	4.1%	(0.0)%	12.0%
Orlando	1,867	1,735	1,875	7.6%	(0.4)%	3.9%
Charlotte	3,553	3,338	3,465	6.4%	2.5%	7.3%

Total same store NOI	$48,374	$47,049	$48,166	2.8%	0.4%	100.0%

Average rental rate per unit
Atlanta	$1,281	$1,225	$1,261	4.6%	1.6%
Dallas	1,225	1,182	1,213	3.6%	1.0%
Houston	1,428	1,338	1,399	6.7%	2.0%
Austin	1,535	1,466	1,509	4.7%	1.7%
Washington, D.C.	1,896	1,883	1,898	0.7%	(0.1)%
New York	3,883	3,824	3,869	1.5%	0.4%
Tampa	1,400	1,348	1,386	3.9%	1.0%
Orlando	1,513	1,487	1,518	1.7%	(0.3)%
Charlotte	1,212	1,167	1,195	3.9%	1.4%
Total average rental rate per unit	1,426	1,379	1,412	3.4%	1.0%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Nine months ended
	September 30,	September 30,
	2013	2012	% Change
Rental and other revenues
Atlanta	$60,784	$57,874	5.0%
Dallas	52,499	50,353	4.3%
Houston	10,913	10,050	8.6%
Austin	8,836	8,307	6.4%
Washington, D.C.	39,465	39,245	0.6%
New York	11,075	10,979	0.9%
Tampa	27,341	25,988	5.2%
Orlando	8,384	8,149	2.9%
Charlotte	15,319	14,521	5.5%

Total rental and other revenues	234,616	225,466	4.1%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	24,388	23,046	5.8%
Dallas	22,238	21,724	2.4%
Houston	4,318	4,052	6.6%
Austin	3,767	3,644	3.4%
Washington, D.C.	12,955	12,126	6.8%
New York	5,194	4,905	5.9%
Tampa	10,028	9,703	3.3%
Orlando	2,961	3,046	(2.8)%
Charlotte	4,920	5,037	(2.3)%

Total	90,769	87,283	4.0%

Net operating income
Atlanta	36,396	34,828	4.5%
Dallas	30,261	28,629	5.7%
Houston	6,595	5,998	10.0%
Austin	5,069	4,663	8.7%
Washington, D.C.	26,510	27,119	(2.2)%
New York	5,881	6,074	(3.2)%
Tampa	17,313	16,285	6.3%
Orlando	5,423	5,103	6.3%
Charlotte	10,399	9,484	9.6%

Total same store NOI	$143,847	$138,183	4.1%

Average rental rate per unit
Atlanta	$1,263	$1,200	5.3%
Dallas	1,212	1,160	4.5%
Houston	1,403	1,298	8.1%
Austin	1,511	1,429	5.7%
Washington, D.C.	1,894	1,861	1.8%
New York	3,875	3,782	2.5%
Tampa	1,386	1,322	4.8%
Orlando	1,514	1,453	4.2%
Charlotte	1,196	1,134	5.5%
Total average rental rate per unit	1,412	1,353	4.4%

Table 4

Computation of Debt Ratios

(In thousands)

	As of September 30,
	2013	2012
Total real estate assets per balance sheet	$2,264,299	$2,177,745
Plus:
Company share of real estate assets held in unconsolidated entities	57,939	59,177
Company share of accumulated depreciation - assets held in unconsolidated entities	12,269	10,658
Accumulated depreciation per balance sheet	891,754	825,015
Accumulated depreciation on assets held for sale	14,177	-

Total undepreciated real estate assets (A)	$3,240,438	$3,072,595

Total debt per balance sheet	$1,099,698	$1,036,492

Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,149,229	$1,086,023

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	35.5%	35.3%

Total debt per balance sheet	$1,099,698	$1,036,492
Plus:
Company share of third party debt held in unconsolidated entities	49,531	49,531
Preferred shares at liquidation value	43,392	43,392

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,192,621	$1,129,415

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	36.8%	36.8%